EXHIBIT 35.1

                          SERVICER COMPLIANCE STATEMENT
                           Long Beach Acceptance Corp.
               Long Beach Acceptance Auto Receivables Trust 2006-A

The undersigned a duly authorized officer of Long Beach Acceptance Corp. as
Servicer pursuant to the Sale and Servicing Agreement dated as of May 1, 2006 by and between Long Beach Acceptance Corp. and Wells Fargo Bank, National
Association, as Trust Collateral Agent and the Indenture dated as of May 1, 2006 by and between Long Beach Acceptance Auto Receivables Trust 2006-A and Wells
Fargo Bank, National Association, as Indenture Trustee, does hereby certify:

1.    Long Beach Acceptance Corp. is Servicer under the Sale and Servicing
      Agreement.

2.    The undersigned is duly authorized as required pursuant to the Sale and
      Servicing Agreement to execute and deliver this Certificate to the
      Trustee.

3.    This Certificate is delivered pursuant to Section 4.10 of the Sale and
      Servicing Agreement and Section 3.9 of the Indenture.

4.    A review of the Servicer's activities during the twelve months ended
      December 31, 2006 and of its performance under the Sale and Servicing
      Agreement and the Indenture has been made under my supervision.

5.    To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Sale and Servicing Agreement and the Indenture in all material respects throughout the twelve months ended December 31, 2006.

LONG BEACH ACCEPTANCE AUTO RECEIVABLES TRUST 2006-A

By: Long Beach Acceptance Corp., as Servicer

/s/ Michael J. Pankey
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        Michael J. Pankey
        Executive Vice President and
        Chief Financial Officer

Dated: March 29, 2007